Exhibit 99.1

For release: August 5, 2014	Contact: Brian Dingerdissen Director, Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com

Donna Alston Manager, Communications O: 610.645.1095 M: 484.368.4720 DPAlston@AquaAmerica.com

AQUA AMERICA EARNINGS INCREASED FOR THE SECOND QUARTER OF 2014

Dividend increased 8.6 percent; 24th dividend increase in 23 years;

uptick in municipal acquisition opportunities

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending June 30, 2014, net income rose to $55.6 million from $53.6 million in 2013. Net income per share was $0.31 for the quarter, compared to $0.30 for the same period in 2013, on approximately 0.5 percent more shares outstanding. Income from continuing operations for the quarter increased to $54.8 million from $53 million in the second quarter of 2013.

Operating revenues for the quarter increased to $195.3 million compared to $193.9 for the same period in 2013. Operating revenues increased even though Aqua Pennsylvania (the company’s largest subsidiary) experienced above average rainfall and has not raised water rates since 2012 due to the strategic implementation of the repair tax accounting change.

Today, the Board of Directors declared a quarterly cash dividend payment of $0.165 per share payable on September 1, 2014, to all shareholders of record on August 15, 2014. This represents an 8.6 percent increase over the same quarter in 2013. Aqua America has paid a consecutive quarterly dividend for 69 years, and raised the dividend 24 times in the past 23 years. Over the past 10 years, the company’s annualized dividend has increased at a 7.8 percent compound annual growth rate.

“We are proud to continue to deliver positive results, and of the Board’s decision to, once again, significantly raise the dividend, rewarding our loyal shareholders.” said Aqua America Chairman and CEO Nicholas DeBenedictis. “Management’s long-term vision continues to be driven by our strategic initiatives designed to grow our customer base through acquisitions, remain one of the most efficient utilities in the nation, and invest significant capital to develop better infrastructure that can provide top-tier service to our water and wastewater customers.”

Year to date, Aqua has completed seven acquisitions in Virginia, Illinois, New Jersey, and Pennsylvania, including the Penn Township, Pennsylvania wastewater system and Summit Lake, New Jersey water system, marking the twenty-fifth and twenty-sixth municipal acquisitions completed since 1992. The company’s acquisition success is expected to continue for the rest of the year and should help overall customer growth exceed 1.5 percent in 2014. This would be the highest growth in customers served in more than six years.

“We are seeing an uptick in municipal acquisition opportunities” said DeBenedictis. “In addition to recent operations and maintenance contracts in Chicago Heights, two in Indiana, and one in Wyalusing Borough, Pennsylvania, we were also the successful bidders on three municipal acquisitions including North Maine Utilities (NMU) in Illinois, Mount Jewett in western Pennsylvania and Sussex Borough in New Jersey.” The agreement to acquire the NMU water and wastewater systems, which was announced in May, is expected to close in 2015. NMU serves a densely populated area of more than 44,000 people through 4,700 water meters and almost 2,500 wastewater connections. The Mount Jewett system serves approximately 1,500 people in Northwest Pennsylvania, an area benefiting economically from Marcellus Shale activity. The Sussex Borough water and sewer system serves approximately 4,000 additional people in Northern New Jersey and is scheduled to move to a voter referendum in November.

Yesterday, Aqua announced that its non-regulated subsidiary Aqua Resources acquired the operations of Tri-State Grouting (TSG), in an approximate $3 million deal of which part is contingent upon satisfying certain annual financial growth targets over a three year period. Aqua Resources, which was formed in 2005, provides a wide array of services to the wastewater industry including operations and maintenance contracts, wastewater hauling, and water and wastewater system repairs and maintenance. TSG will complement these services by adding its business lines focused on televising, and trenchless cleaning and repair of, storm and sanitary sewer pipes and appurtenances. The company, which has been in business since 1976, will continue its wastewater rehabilitation operations in six states including Pennsylvania. The American Society of Civil Engineers estimates the U.S. will need to spend $298 billion on wastewater and storm water systems over the next 20 years, including $28 billion just in Pennsylvania.

Aqua continues to be the industry’s most cost-efficient water company with a regulated segment efficiency ratio adjusted for purchased water of 34.8 percent for the trailing twelve months ended June 30, 2014 (a non-GAAP measure). Operations and maintenance expenses were flat for the second quarter, compared to the same quarter in 2013. The company’s regulated segment operating cost per customer of $294 for the trailing 12 months ended June 30, 2014, and our number of utility customers per employee of 616 is among the most efficient in the water utility industry. DeBenedictis said, “We strive to manage rising costs, and continue to remain focused on being a leader within our industry in regards to expenses, which saves our customers millions each year.”

As part of its capital investment program, the company invested nearly $132 million in regulated infrastructure improvements in the first half of 2014. Aqua continues to expect that more than $325 million will be invested in 2014 and more than $1 billion invested over the next three years. Due to the company’s increasing internal cash generation, all capital investment projects will be funded entirely internally. These include pipe replacements to improve our distribution network; plant upgrades to enhance water quality; and other service reliability improvements for customers.

In Pennsylvania, the company’s largest state, many of these capital improvements are eligible for tax deduction under the repair tax accounting change put into effect in 2012. DeBenedictis mentioned, “Aqua Pennsylvania’s decision and the Pennsylvania Public Utility Commission’s approval of the repair tax accounting method is allowing the company to invest hundreds of millions of dollars while not increasing rates for our Pennsylvania residents and businesses. Customers in Pennsylvania have not had an increase in their water bills since 2012 and the company expects they will not see an increase in 2014, despite the investment of nearly half a billion dollars since our last rate relief filing.”

Thus far in 2014, Aqua America’s regulated subsidiaries received rate awards or infrastructure surcharges in all eight states (including wastewater in Pennsylvania) with an expected annualized revenue increase of approximately $6.5 million. Furthermore, the company has $15.4 million of rate cases pending in New Jersey, Ohio, Texas, Virginia and Illinois. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

As of June 30, Aqua America’s weighted average cost of fixed-rate long-term debt was 5 percent, and the company had $168 million available on its credit lines. Aqua Pennsylvania has maintained an A+ rating with a Stable Outlook from Standard & Poor’s for over 10 years.

The company’s conference call with financial analysts will take place on Wednesday, August 6, 2014 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 6, 2014 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3811613). International callers can dial 719.457.0820 (pass code 3811613).

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the continuation of the company’s growth-through-acquisition program and the anticipated pace of customer growth; management’s long-term vision and strategic initiatives to grow the company’s customer base, remain one of the most efficient utilities and invest significant capital to provide top-tier service to its customers; the company’s observation of an uptick in municipal acquisition opportunities; the anticipated closing and purchase price for the aforementioned municipal deals in Mt. Jewett and Sussex Borough; the approximate purchase price for Tri-State Grouting and the addition of TriState’s business lines to the company’s services; the company’s efforts to successfully manage rising costs and to remain a leader within our industry in regards to expenses which has the potential to save Aqua customers millions of dollars; the estimated amount of capital investment by the company planned for 2014 and the next three years, and the projected impact of such investments; the company’s ability to fund its capital investments internally; the expected use of capital including pipe replacement, distribution network improvements, plant upgrades and service reliability improvements; the eligibility of the aforementioned capital investments in Pennsylvania for tax deductions under the repair tax accounting change; the continued benefits to Aqua Pennsylvania and its customers from the repair tax accounting method, including the company’s expectation that Aqua Pennsylvania will not increase customer water bills in 2014; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; and the expected increase in cash generation from the company’s unregulated joint venture. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to remain an industry leader in operational efficiency, the continuation of the company’s growth-through-acquisition program; the company’s ability to provide reliable service at a reasonable cost; the result of the referendum in Sussex Borough, New Jersey, and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation — and expressly disclaims any such obligation — to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating revenues	$195,307	$193,943	$377,979	$372,495

Income from continuing operations	$54,818	$53,004	$97,219	$93,868

Net income attributable to common shareholders	$55,569	$53,586	$98,428	$100,151

Basic income from continuing operations per common share	$0.31	$0.30	$0.55	$0.53
Diluted income from continuing operations per common share	$0.31	$0.30	$0.55	$0.53

Basic net income per common share	$0.31	$0.30	$0.56	$0.57
Diluted net income per common share	$0.31	$0.30	$0.55	$0.57

Basic average common shares outstanding	177,058	175,983	176,949	175,701
Diluted average common shares outstanding	178,012	177,078	177,868	176,598

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating revenues	$195,307	$193,943	$377,979	$372,495
Cost & expenses:
Operations and maintenance	70,375	70,412	142,061	138,206
Depreciation	31,226	29,311	62,207	58,356
Amortization	746	1,368	1,879	2,745
Taxes other than income taxes	13,026	13,102	25,128	26,500

Total	115,373	114,193	231,275	225,807

Operating income	79,934	79,750	146,704	146,688
Other expense (income):
Interest expense, net	19,093	19,208	38,403	38,483
Allowance for funds used during construction	(937)	(490)	(2,104)	(1,042)
(Gain) loss on sale of other assets	(140)	109	208	17
Equity loss in joint venture	1,251	1,154	1,937	1,810

Income from continuing operations before income taxes	60,667	59,769	108,260	107,420
Provision for income taxes	5,849	6,765	11,041	13,552

Income from continuing operations	54,818	53,004	97,219	93,868
Discontinued operations:
Income from discontinued operations before income taxes	1,253	943	2,025	9,868
Provision for income taxes	502	361	816	3,585

Income from discontinued operations	751	582	1,209	6,283

Net income attributable to common shareholders	$55,569	$53,586	$98,428	$100,151

Income from continuing operations per share:
Basic	$0.31	$0.30	$0.55	$0.53
Diluted	$0.31	$0.30	$0.55	$0.53
Income from discontinued operations per share:
Basic	$0.00	$0.00	$0.01	$0.04
Diluted	$0.00	$0.00	$0.01	$0.04
Net income per common share:
Basic	$0.31	$0.30	$0.56	$0.57
Diluted	$0.31	$0.30	$0.55	$0.57
Average common shares outstanding:
Basic	177,058	175,983	176,949	175,701

Diluted	178,012	177,078	177,868	176,598

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2014	2013
Net property, plant and equipment	$4,233,840	$4,138,568
Current assets	201,818	200,854
Regulatory assets and other assets	755,867	712,395

Total assets	$5,191,525	$5,051,817

Total equity	$1,586,381	$1,535,043
Long-term debt, excluding current portion	1,481,449	1,468,583
Current portion of long-term debt and loans payable	158,478	123,028
Other current liabilities	119,495	156,851
Deferred credits and other liabilities	1,845,722	1,768,312

Total liabilities and equity	$5,191,525	$5,051,817

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP financial measures for continuing operations

(in thousands of dollars)

(GAAP refers to accounting principles generally accepted in the United States)

(Unaudited)

Trailing twelve
months ended
June 30,
2014
Regulated segment—Efficiency Ratio adjusted for Purchased Water
Operating revenues (GAAP financial measure)	$748,226
Purchased Water	19,055

Adjusted operating revenues (Non-GAAP financial measure)	$729,171

Operations and maintenance expense (GAAP financial measure)	$272,872
Purchased Water	19,055

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$253,817

Regulated segment efficiency ratio (GAAP financial measure)	36.5%
Regulated segment efficiency ratio adjusted for Purchased Water (Non-GAAP financial measure)	34.8%

Reconciliation of GAAP to Non-GAAP financial measures - The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

Regulated segment – Efficiency Ratio is adjusted for Purchased Water. Information referring to “Purchased Water” refers to expense related to cost of water purchased from other non-affiliated utilities. This “Purchased Water” expense amount is deducted from the operating revenues amount and the operations and maintenance expense amount to calculate the efficiency ratio adjusted for Purchased Water.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.